Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT
THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), dated as of December 31, 2016, is entered into by and between Alico, Inc., a Florida corporation (the “Company”), and Clayton G. Wilson (the “Consultant”).
WHEREAS, the Consultant currently serves as Chief Executive Officer of the Company and will continue to do so through December 31, 2016 (the “Separation Date”);
WHEREAS, the Company and the Consultant are parties to that certain Employment Agreement, dated as of April 20, 2015 (the “Employment Agreement”);
WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of the Company;
WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant following the Separation (as defined below); and
WHEREAS, the Company and the Consultant now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Consultant’s separation from service with the Company on the Separation Date, and service to the Company as an independent contractor following the Separation Date, and other matters related thereto.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:
1.    Separation from Service.
(a)    Separation. The Consultant hereby acknowledges and agrees that the Consultant’s employment with the Company shall terminate on the Separation Date (the “Separation”). The Consultant acknowledges that, effective on the Separation Date and by virtue of executing this Agreement, and without any further action by the Consultant, his position as Chief Executive Officer of the Company and as a member of the board of directors of, or as a manager, officer, or any other position with, the Company or any of the Company’s controlled affiliates, other than as a member of the Board of Directors of the Company, will terminate. By executing this Agreement, the Company and the Consultant amend and waive Section 11(f) of the Employment Agreement to the extent, and only to the extent, that it provides for the resignation of the Consultant as a member of the Board of Directors of the Company as a result of the Separation.
(b)    Acknowledgments. For purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which the Consultant participated or to which the Consultant was a party (including, without limitation, the Employment Agreement), the Separation shall be treated as a termination of Consultant’s employment by the Company without

Cause (as defined on Exhibit A of the Employment Agreement) pursuant to Section 11(b)(x) of the Employment Agreement. Moreover, in the case of any such plan, agreement, policy, or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning, the Consultant agrees that the Separation shall be considered to have been made without “good reason” or such similar term. Further, from and after the date hereof, the Consultant waives any right to resign from the Company and its affiliates for “good reason” or a similar term of like meaning for purposes of any plan, agreement, policy, or arrangement of the Company and its affiliates (including, without limitation, the Employment Agreement).
2.    Separation Payments and Benefits.
(a)    Accrued Obligations. As soon as practicable and in any event within 30 days after the Separation Date, the Company shall pay to the Consultant the Accrued Obligations (as defined in the Employment Agreement). Following the Separation Date, the Consultant shall also be entitled to any Vested Benefits (as defined in the Employment Agreement), which benefits shall be payable in accordance with the terms and conditions of the applicable employee benefit plan, program, policy, or arrangement and applicable law. To be clear, the Accrued Obligations due to the Consultant will not include any bonus payments but will include ten (10) days of vacation pay.
(b)    Restricted Stock. Subject to the Consultant’s execution and delivery of a release of claims, substantially in the form attached as Exhibit B to the Employment Agreement, within 55 days following the Separation Date (and non-revocation within the time period set forth therein), any unvested portion of the restricted stock award granted to the Consultant pursuant to the Restricted Stock Award Agreement, dated as of March 8, 2016, shall become fully vested as of the Separation Date.
3.    Consulting Period. The Consultant shall render the Services (as defined below) for the period beginning on January 1, 2017 and ending upon December 31, 2017, unless earlier terminated in accordance with Section 8 (the “Consulting Period”).
4.    Services. During the Consulting Period, the Consultant shall serve as Chairman of the Advisory Board of Orange-Co., a division of the Company, and shall provide consulting services to the Company and its divisions and subsidiaries as directed by senior management of the Company (the “Services”), but not to exceed 32 hours per month; provided that, notwithstanding the foregoing, the Company and the Consultant shall use their reasonable best efforts to ensure that the level of the Consultant’s services under this Agreement is consistent with the intent that the Consultant’s termination of employment with the Company constitutes a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The Services shall generally be performed at such locations as are reasonably determined by the Consultant (it being understood and agreed that such services may be performed at the Consultant’s home offices and generally will not be performed at the Company’s premises unless requested by the Company).

5.    Fees and Expenses.
(a)    Consulting Fee. In consideration for agreeing to provide the Services, and in lieu of any severance benefits otherwise payable to the Consultant pursuant to the Employment Agreement, the Consultant shall be paid by the Company an amount in cash equal to $750,000, of which (i) $200,000 will be payable to the Consultant in a lump sum prior to the end of calendar year 2016 (which amount shall be adjusted for any taxes or deductions incurred by the Company when paying the initial $200,000 lump sum payment), (ii) $275,000 will be payable to Consultant in a lump sum on July 1, 2017, and (iii) $275,000 will be payable in six, equal, consecutive, monthly installments in arrears on or before the last day of each month during the remainder of the Consulting Period, beginning on July 31, 2017, and ending on December 31, 2017 (the “Consulting Fees”), subject, in each case, to Section 8(b) and the Consultant’s continued compliance with the restrictive covenants set forth in Section 10 of the Employment Agreement.
(b)    Expenses. The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by the Consultant in connection with the performance of the Services.
6.    Sole Consideration. Except as specifically provided in Section 5, the Consultant shall be entitled to no compensation or benefits from the Company or its affiliates with respect to the Services and shall not be credited with any service, age, or other credit attributable to the Services for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company or its affiliates.
7.    Status as a Non-Employee. The Company and the Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company or its affiliates. The Consultant acknowledges that the Consultant is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder, except that the Company shall pay the employer’s share of Medicare and Social Security taxes applicable to the Accrued Obligations that are payable pursuant to Section 2(a). During the Consulting Period, Consultant shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or its affiliates.
8.    Termination of the Consulting Period.
(a)    Termination. Either the Company or the Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days of advance written notice of such termination.
(b)    Payments upon Termination. Upon termination of the Consulting Period by the Company or the Consultant for any reason, the Company shall pay to the Consultant any earned but unpaid Consulting Fees for Services rendered prior to such termination and shall reimburse the Consultant for any business expenses incurred prior to such termination for which the Consultant would be entitled to reimbursement pursuant to Section 5(b). In addition, upon termination of the Consulting Period by the Company for any reason (or no reason), the Company shall continue to pay to the Consultant all the Consulting Fees as set forth in Section 5(a). Except as otherwise provided in the first sentence of this Section 8(b), upon any termination of the Consulting Period by the Consultant, the Company shall have no further obligation to the Consultant.
9.    Restrictive Covenants. The Consultant and the Company acknowledge and agree that their respective rights and obligations under Section 10 of the Employment Agreement shall remain in full force and effect. For avoidance of doubt, the Company and the Consultant also agree and acknowledge that the Restricted Period (as defined in the Employment Agreement) shall begin on the day following the Separation Date.
10.    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, the Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.
(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was occurred.
11.    Miscellaneous.
(a)    Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature, and the Consultant shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.
(a)    Governing Law and Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to such state’s laws and principles regarding the conflict of laws. The provisions of Section 20 of the

Employment Agreement are incorporated by reference in this Agreement and shall apply to any dispute, claim, or controversy arising out of, or relating in any way to, this Agreement, the Services, the Consulting Fees, and other amounts payable to the Consultant pursuant to this Agreement. In addition, if the Company fails to pay to the Consultant when due any Consulting Fees, Accrued Obligations, business expense reimbursement, or other cash sum payable to the Consultant pursuant to this Agreement, the Company shall pay to the Consultant, on demand, interest on the unpaid amount, from the date when due until paid in full, at a simple annual rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%.
(b)    Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and the Consultant. From and after the Separation Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (including, without limitation, the Employment Agreement (other than Sections 10, 19, and 20 of the Employment Agreement).
(c)    Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Consultant:
Personal and Confidential
Clayton G. Wilson
The Latt Maxcy Corporation
21299 US Hwy 27
PO Box 3737
Lake Wales, Florida 33859

if to the Company:
Alico, Inc.
10070 Daniels Interstate Court
Fort Myers, Florida 33913
Attention: Chief Financial Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d)    Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
ALICO, INC.
By: /s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

/s/ Clayton G. Wilson
Clayton G. Wilson